Exhibit 99.1

Bankrate Announces Proposed Agreement to Settle Private Securities Class Action

New York, NY – May 17, 2016 – Bankrate, Inc. (NYSE: RATE) today announced that it has reached a proposed agreement, subject to Court approval, to settle the private securities class action pending against the Company and certain current and former officers of the Company.

Under the terms of the proposed settlement, Bankrate would pay a total of $20 million in cash to a Settlement Fund to resolve all claims asserted on behalf of investors who purchased or otherwise acquired Bankrate stock between October 27, 2011 and October 9, 2014. The proposed settlement further provides that Bankrate denies all claims of wrongdoing or liability. Approximately 70% of the settlement fund is expected to be paid from insurance proceeds.

If this proposed settlement is approved by the Court, a notice to the Class members will be sent with information regarding the allocation and distribution of the Settlement Fund and instructions on procedures to follow to make a claim on the Settlement Fund.

About Bankrate, Inc. (NYSE: RATE)

Bankrate is a leading online publisher, aggregator, and distributor of personal finance content.  Bankrate aggregates large scale audiences of in-market consumers by providing them with proprietary, fully researched, comprehensive, independent and objective personal finance and related editorial content across multiple vertical categories including mortgages, deposits, credit cards, senior care and other categories, such as retirement, automobile loans, and taxes.  Our flagship sites Bankrate.com, CreditCards.com, and Caring.com are leading destinations in each of their respective verticals and connect our audience with financial service and senior care providers and other contextually relevant advertisers. Bankrate also develops and provides content, tools, web services and co-branded websites to over 100 online partners, including some of the most trusted and frequently visited personal finance sites such as Yahoo!, CNBC, Investopedia and MarketWatch. In addition, Bankrate licenses editorial content to leading news organizations such as The Wall Street Journal, USA Today, and The New York Times.

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Bankrate that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Actual results may differ materially from what we currently expect because of many risks and uncertainties, including but not limited to: the failure to obtain preliminary or final Court approval of the proposed settlement or delay in obtaining such approval; risks related to decisions

Exhibit 99.1

by stockholders to opt out of or object to the proposed settlement; the potential impact of the proposed settlement on our stock price; risks relating to litigation and regulatory proceedings; resolution of insurance claims; uncertainties relating to relations with customers; and general economic and capital markets conditions.  For more information about factors that could cause actual results to differ materially from our expectations, refer to Bankrate’s reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in Bankrate’s Annual Report on Form 10-K for the year ended December 31, 2015. These documents are available on the SEC's website at www.sec.gov.  Bankrate undertakes no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

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For more information contact:

Katie Yates

VP, Corporate Communications

kyates@bankrate.com

917-368-8677